Investment Strategy Updates

Effective January 16, 2015, the Fund amended an existing non fundamental investment policy, such that the Fund 1. will not normally invest more than 20 percent of its total assets in debt instruments, other than mortgage related and other asset backed securities, that are, at the time of purchase, rated CCC or lower by Standard and Poors Financial Services, LLC S and P and Fitch, Inc. and Caa1 or lower by Moodys
Investors Services Inc. (Moodys), or that are unrated but determined by PIMCO to be of comparable quality, and (ii) may invest without limitation in mortgage related and other assetbacked securities regardless of rating. Prior to the amendment, the Fund (i) would usually attempt to maintain a portfolio with an average credit quality that is investment grade, rated at least Baa3 by Moodys or BBB minus by S and P or based, with respect to unrated securities, on comparable credit quality determinations made by
PIMCO; (ii) within the investment grade spectrum, would tend to focus on corporate debt obligations rated in the lowest investment grade category (Baa by Moodys or BBB by S and P); (iii) had the flexibility to invest up to 50 percent of its total assets in debt securities that are below investment grade quality, including unrated securities, with no exception for mortgage related or other asset backed securities; and (iv) would normally focus such investments in the highest noninvestment grade category (rated Ba by Moodys or BB by S and P).

Effective December 22, 2014, the Fund amended an existing non fundamental investment policy, such that the Fund may now invest up to 40 percent of its total assets in securities and instruments that are economically tied to emerging market countries (this limitation does not apply to investmentgrade sovereign debt denominated in the relevant countrys local currency with less than 1 year remaining to maturity). Prior to the amendment, the Fund could invest up to 10 percent of its total assets in securities of issuers located in emerging market countries.

In addition, effective December 22, 2014, the Fund adopted a non fundamental investment policy permitting the Fund to invest without limitation in investment grade sovereign debt denominated in the relevant countrys local currency with less than 1 year remaining to maturity, subject to applicable law and any other restrictions described in the Funds prospectus, Statement of Information or shareholder reports in effect from time to time.

The following risks are associated with the policies described above

In general, lower rated debt securities carry a greater degree of risk that the issuer will lose its ability to make interest and principal payments, which could have a negative effect on the net asset value of the Funds common shares or common share dividends. Securities of below investment grade quality are regarded as having predominantly speculative characteristics with respect to capacity to pay interest and repay principal, and are commonly referred to as high yield securities or junk bonds. High yieldsecurities involve a greater risk of default and their prices are generally more volatile and sensitive to actual or perceived negative developments, such as a decline in the issuers revenues or revenues of underlying borrowers or a general economic downturn, than are the prices of higher grade securities. Debt securities in the lowest investment grade category also may be considered to possess some speculative characteristics by certain rating agencies. An economic downturn could severely affect the ability of issuers (particularly those that are highly leveraged) to service their debt obligations or to repay their obligations upon maturity.Lower rated securities are generally less liquid than higher rated securities, which may have an adverse effect on the Funds ability to dispose of a particular security. As a result, the Fund could find it more difficult to sell these securities or may be able to sell these securities only at prices lower than if such securities were widely traded. To the extent the Fund focuses on below investment grade debt obligations, PIMCOs capabilities in analyzing credit quality and associated risks will be particularly important, and there can be no assurance that PIMCO will be successful in this regard.

A Funds credit quality policies apply only at the time a security is purchased,and the Fund is not required to dispose of a security in the event that a rating agency or PIMCO downgrades its assessment of the credit characteristics of a particular issue. Analysis of creditworthiness may bemore complex for issuers of high yield securities than for issuers of higher quality debt securities.

Under the new credit quality policies, a Fund may invest in securities rated in the lower rating categories (Caa1 or lower by Moodys or CCC or lower by either S and P or Fitch) or that are unrated but determined by PIMCO to be of comparable quality to securities so rated. For these securities, the risks associated with below investment grade instruments are more pronounced. A Fund may also purchase defaulted or stressed securities, which involve heightened risks.

Mortgage related and other asset backed securities often involve risks that are different from or more acute than risks associated with other types of debt instruments. For instance, these securities may be particularly sensitive to changes in prevailing interest rates. Rising interest rates tend to extend theduration of mortgage related securities, making them more sensitive to changes in interest rates, and may reduce the market value of the securities. This is known as extension risk.
In addition, mortgage related securities are subject to prepayment risk the risk that borrowers may pay off their mortgages sooner than expected, particularly when interest rates decline.This can reduce a Funds returns because the Fund may have to reinvest that money at lower prevailing interest rates. The Funds investments in other asset backed securities are subject to risks similar to those associated with mortgage related securities, as well as additional risks associated with their structure and the nature of the assets underlying the security and the servicing of those assets. Dueto their often complicated structures, various mortgage related and asset backed securities may be difficult to value and may constitute illiquid investments. The values of mortgage related and other asset backed securities may be substantially dependent on the servicing of the underlying asset pools, and are therefore subject to risks associated with the negligence by, or defalcation of, their servicers. Furthermore, debtors may be entitled to the protection of a number of state and federal consumer credit laws with respect to these securities, which may give the debtor the right to avoid or reduce payment.

Investments in below investment grade and mortgage related and other asset backed securities may involve particularly high levels of risk.

Investments in emerging market countries pose a greater degree of risk
(i.e., the risk of a cascading collapse of multiple institutions within a country, and even multiple national economies). Governments of emerging market countries may engage in confiscatory taxation or expropriation of income and or assets to raise revenues or to pursue a domestic political agenda. There is also a greater risk that an emerging market government may take action that impedes or prevents the Fund from taking income and or capital gains earned in the local currency and converting into U.S. dollars (i.e., repatriating local currency investments or profits). Other heightened risks associated with emerging market investments include without limitation (i) risks due to less social, political and economic stability
(ii) the smaller size of the market for such securities and a lower volume oftrading, resulting in a lack of liquidity and in price volatility (iii) certain national policies which may restrict the Funds investment opportunities
(iv) the lack of uniform accounting and auditing standards and or standards that may be significantly different from the standards required in the United States (v) less publicly available financial and other information regarding issuers(vi) potential difficulties in enforcing contractual obligations and (vii) higher rates of inflation, higher interest rates and other economic concerns.

Investments in debt obligations of foreign (non U.S.) governments or their sub divisions, agencies and government sponsored enterprises (together Foreign Government Securities) can involve risk. The foreign governmental entity that controls the repayment of debt may not be able or willing to repay the principal and or interest when due in accordance with the terms of such debt. In the event of a default by a governmental entity, there may be few or no effective legal remedies for collecting on such debt. These risks are heightened with respect to the Funds investments in Foreign Government Securities of emerging market countries.